Exhibit 19.1

Helius Medical Technologies, Inc.
Insider Trading Compliance Policy

Effective November 21, 2023

This Insider Trading Compliance Policy (this “Policy”) consists of four sections:

Section I provides an overview; Section II sets forth the policies of HELIUS MEDICAL TECHNOLOGIES, INC., a Delaware corporation (the “Company”) prohibiting insider trading; Section III explains insider trading; and Section IV consists of various procedures which have been put in place by the Company to prevent insider trading.

I.	SUMMARY.

Preventing insider trading is necessary to comply with securities laws and to preserve the reputation and integrity of the Company as well as that of all persons affiliated with it. “Insider trading” occurs when any person purchases or sells a security while in possession of inside information relating to the security. As explained in Section III below, “inside information” is information which is considered to be both “material” and “non-public.” Insider trading is a crime and the penalties for violating the law include imprisonment, disgorgement of profits, civil fines of up to three (3) times the profit gained or loss avoided, and criminal fines of up to $5,000,000 for individuals and $25,000,000 for entities. Insider trading is also prohibited by this Policy and could result in serious sanctions, including dismissal.

This Policy applies to all officers, directors and employees of the Company and extends to all activities within and outside an individual’s duties at the Company. This Policy also applies to any consultant or contractor to the Company that receives or has access to material, non-public information regarding the Company (each such consultant or contractor, including such consultant’s or contractor’s representatives and agents, a “Subject Contractor”). Every officer, director, employee and Subject Contractor must review and adhere to this Policy. The Company has appointed the Chief Financial Officer as the Company’s Insider Trading Compliance Officer (the “Compliance Officer”). The Audit Committee (the “Audit Committee”) of the Board of Directors of the Company is responsible for oversight of this Policy. The Compliance Officer is responsible for monitoring and updating this Policy, presenting any material updates to the Policy to the Audit Committee for approval, and providing a report, at least once annually, to the Audit Committee regarding his or her monitoring of this Policy. Questions regarding the Policy should be directed to the Compliance Officer.

II.	STATEMENT OF POLICIES PROHIBITING INSIDER TRADING.
A.No officer, director, employee or Subject Contractor shall purchase or sell any type of security while in possession of material, non-public information relating to the security, whether the issuer of such security is the Company or any other company.

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B.Additionally, except as set forth in Section II.D. below and except for transactions effected under an approved Rule 10b5-1 Trading Plan as described in Section V below, no officer, director, employee or Subject Contractor shall purchase or sell any security of the Company during the period beginning on the last “trading day” of the fiscal quarter and ending two (2) full “trading days” after the public release of the Company’s quarterly/annual report whether or not the Company or any of its officers, directors, employees or Subject Contractors is in possession of material, non-public information (the “Black-Out Period”). For the purposes of this Policy, a “trading day” shall mean a day on which national stock exchanges are open for trading. The Company also encourages officers, directors, employees and Subject Contractors to consider conducting transactions in the Company’s securities only during the first 20 calendar days following the end of the Black-Out Period.
C.No officer, director, employee or Subject Contractor shall directly or indirectly tip material, non-public information to anyone while in possession of such information. In addition, material, non-public information should not be communicated to anyone outside the Company under any circumstances (absent prior approval by the Compliance Officer and execution of an appropriate confidentiality agreement), or to anyone within the Company other than on a need-to- know basis.
D.This Policy does not apply in the case of the following transactions under Company plans, except as set forth under Section IV.D. (Pre-Clearance) and except as otherwise specifically noted:
1.	This Policy does not apply to the exercise of stock options or the vesting of restricted stock units or restricted stock, in each case granted under Company’s equity compensation plans. This Policy does apply, however, to any sale of Company Stock (as defined below) as part of a broker-assisted cashless option exercise, or any other market sale of the Company Stock received upon exercise or vesting of any equity award, whether or not for the purpose of generating the cash needed to pay the exercise price of a stock option or to pay taxes.
2.	This Policy does not apply to the surrender of shares directly to the Company to satisfy tax withholding obligations as a result of the issuance of shares upon vesting or exercise of restricted stock units, stock options or other equity awards granted under the Company’s equity compensation plans. Of course, any market sale of the Company Stock received upon exercise or vesting of any such equity awards remains subject to all provisions of this Policy, whether or not for the purpose of generating the cash needed to pay the exercise price or pay taxes.
3.	This Policy does not apply to purchases of Company Stock under any employee stock purchase plan adopted by the Company (“ESPP”) on periodic designated dates in accordance with the ESPP. This Policy does apply, however, to an employee’s sale of Company Stock purchased pursuant to the ESPP.
4.	This Policy does not apply to acquisition of Company Stock on periodic designated dates in accordance with the Company’s Non-Employee Directors’ Compensation Policy (the “Directors’ Compensation Policy”). This Policy does apply, however, to a director’s election to receive Company Stock in lieu of cash compensation under the Directors’ Compensation Policy. Accordingly, such elections may not be effected during a Black-Out Period or when a director is otherwise in possession of material, non- public information relating to the Company or any of its securities.

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III.	EXPLANATION OF INSIDER TRADING.

As noted above, “insider trading” refers to the purchase or sale of a security while in possession of “material,” “non-public” information relating to the security. “Securities” include not only stocks, bonds, notes and debentures, but also stock options, warrants and similar instruments. “Purchase” and “sale” are defined broadly under the federal securities laws. “Purchase” includes not only the actual purchase of a security, but any contract to purchase or otherwise acquire a security. “Sale” includes not only the actual sale of a security, but any contract to sell or otherwise dispose of a security. These definitions extend to a broad range of transactions including conventional cash-for-stock transactions, conversions, the grant and exercise of stock options and acquisitions and exercises of warrants or puts, calls or other options related to a security. It is generally understood that insider trading includes the following:

●	Trading by insiders while in possession of material, non-public information;
●	Trading by persons other than insiders while in possession of material, non-public information where the information either was given in breach of an insider’s fiduciary duty to keep it confidential or was misappropriated; or
●	Communicating or tipping material, non-public information to others, including recommending the purchase or sale of a security while in possession of such information.
A.	What Facts are Material?

The materiality of a fact depends upon the circumstances. A fact is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, sell or hold a security or where the fact is likely to have a significant effect on the market price of the security. Material information can be positive or negative and can relate to virtually any aspect of a company’s business or to any type of security, debt or equity.

Examples of material information include (but are not limited to) facts concerning: dividends; corporate earnings or earnings forecasts; possible mergers or acquisitions; significant developments in borrowings or financings; information concerning product developments or clinical results; important business developments and major litigation developments. Moreover, material information does not have to be related to a company’s business. For example, the contents of a forthcoming newspaper column that is expected to affect the market price of a security can be material.

A good general rule of thumb: when in doubt, do not trade.

B.	What is Non-Public?

Information is “non-public” if it is not available to the general public. In order for information to be considered public, it must be widely disseminated in a manner making it generally available to investors through such media as Dow Jones, Reuters, The Wall Street Journal, Business Wire, Globe Newswire, Associated Press, PR Newswire or United Press International or filed with the United States Securities and Exchange Commission (the “SEC”). The circulation of rumors, even if accurate and reported in the media, does not constitute effective public dissemination.

In addition, even after a public announcement, a reasonable period of time must lapse in order for the market to react to the information. Generally, one should allow approximately twenty-four (24) hours

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following publication as a reasonable waiting period before such information is deemed to be public.

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C.	Who is an Insider?

“Insiders” include officers, directors and employees of a company and anyone else who has material inside information about a company, including Subject Contractors. Insiders have independent fiduciary duties to their company and its stockholders not to trade on material, non- public information relating to the company’s securities. All officers, directors, employees and Subject Contractors of the Company should consider themselves insiders with respect to material, non-public information about the Company’s business, activities and securities. Officers, directors, employees and Subject Contractors may not trade the Company’s securities while in possession of material, non-public information relating to the Company nor tip (or communicate except on a need-to-know basis) such information to others.

It should be noted that trading by members of an insider’s household can be the responsibility of such insider under certain circumstances and could give rise to legal and Company-imposed sanctions.

D.	Trading by Persons Other than Insiders.

Insiders may be liable for communicating or tipping material, non-public information to a third party (a “tippee”), and insider trading violations are not limited to trading or tipping by insiders. Persons other than insiders also can be liable for insider trading, including tippees who trade on material, non- public information tipped to them or individuals who trade on material, non- public information which has been misappropriated.

Tippees inherit an insider’s duties and are liable for trading on material, non-public information illegally tipped to them by an insider. Similarly, just as insiders are liable for the insider trading of their tippees, so are tippees who pass the information along to others who trade. In other words, a tippee’s liability for insider trading is no different from that of an insider. Tippees can obtain material, non-public information by receiving overt tips from others or through, among other things, conversations at social, business or other gatherings.

E.	Penalties for Engaging in Insider Trading.

Penalties for trading on or tipping material, non-public information can extend significantly beyond any profits made or losses avoided, both for individuals engaging in such unlawful conduct and their employers. The SEC and the Department of Justice have made the civil and criminal prosecution of insider trading violations a top priority. Enforcement remedies available to the government or private plaintiffs under the federal securities laws include:

●	SEC administrative sanctions;
●	Securities industry self-regulatory organization sanctions;
●	Civil injunctions;
●	Damage awards to private plaintiffs;
●	Disgorgement of all profits;
●	Civil fines for the violator of up to three (3) times the amount of profit gained or loss avoided;

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●	Civil fines for the employer or other controlling person of a violator (i.e., where the violator is an employee or other controlled person) of up to the greater of $1,000,000 or three (3) times the amount of profit gained or loss avoided by the violator;
●	Criminal fines for individual violators of up to $5,000,000 ($25,000,000 for an entity); and
●	Jail sentences of up to twenty (20) years.

In addition, insider trading could result in serious sanctions by the Company, including dismissal. Insider trading violations are not limited to violations of the federal securities laws. Other federal and state civil or criminal laws, such as the laws prohibiting mail and wire fraud and the Racketeer Influenced and Corrupt Organizations Act, also may be violated upon the occurrence of insider trading.

F.	Examples of Insider Trading.

Examples of insider trading cases include actions brought against: corporate officers, directors and employees who traded a company’s securities after learning of significant confidential corporate developments; friends, business associates, family members and other tippees of such officers, directors and employees who traded the securities after receiving such information; government employees who learned of such information in the course of their employment; and other persons who misappropriated, and took advantage of, confidential information from their employers.

The following are illustrations of insider trading violations. These illustrations are hypothetical and are not comprehensive, and, consequently, are not intended to reflect the actual activities or business of the Company or any other entity.

Trading by Insider

An officer of X Corporation learns that earnings to be reported by X Corporation will increase dramatically. Prior to the public announcement of such earnings, the officer purchases X Corporation’s stock. The officer, an insider, is liable for all profits as well as penalties of up to three (3) times the amount of all profits. The officer also is subject to, among other things, criminal prosecution, including up to $5,000,000 in additional fines and twenty (20) years in jail. Depending upon the circumstances, X Corporation and the individual to whom the officer reports also could be liable as controlling persons.

Trading by Tippee

An officer of X Corporation tells a friend that X Corporation is about to publicly announce that it has concluded an agreement for a major acquisition. This tip causes the friend to purchase X Corporation’s stock in advance of the announcement. The officer is jointly liable with his friend for all of the friend’s profits and each is liable for all penalties of up to three (3) times the amount of the friend’s profits. In addition, the officer and his friend are subject to, among other things, criminal prosecution, as described above.

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G.	Insider Reporting Requirements, Short-Swing Profits and Short Sales.

1.	Reporting Obligations Under Section 16(a)--SEC Forms 3, 4 and 5.

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), generally requires all officers, directors and 10% stockholders, within ten (10) days after the insider becomes an officer, director or 10% stockholder (such person a “Section 16 reporting person”), to file with the SEC an “Initial Statement of Beneficial Ownership of Securities” on SEC Form 3 (“Form 3”) listing the amount of the Company’s Common Stock (the “Stock”), stock options and warrants which the insider beneficially owns. Following the initial filing on Form 3, every change in the beneficial ownership of the Company’s Stock, stock options and warrants must be reported on SEC Form 4 (“Form 4”) within two (2) business days after the date on which such change occurs or in certain cases on SEC Form 5 (“Form 5”) within forty-five (45) days after fiscal year end. Form 4 must be filed even if, as a result of balancing transactions, there has been no net change in holdings. In deciding the filing deadline for purposes of filing Form 4, the trade date rather than the settlement date is ordinarily determinative.

Special rules apply in certain situations. If any officer or director purchases or sells any of the Company’s Stock within six (6) months after the event which required him or her to file Form 3, the Form 4 filed with respect to that purchase or sale must also report any other purchases or sales he or she made within the preceding six (6) months which were not previously reported. Similarly, if an officer or director purchases or sells any of the Company’s Stock within six (6) months after his or her termination from such position, the transaction must be reported on Form 4 if he or she made any purchase or sale within the preceding six (6) months and prior to termination.

2.	Recovery of Profits Under Section 16(b).

For the purpose of preventing the unfair use of information which may have been obtained by an insider, any profits realized by any Section 16 reporting person from any “purchase” and “sale” of the Company’s Stock during a six (6) month period, so called “short-swing profits,” may be recovered by the Company. When such a purchase and sale occurs, good faith is no defense. The Section 16 reporting person is liable even if compelled to sell for personal reasons, and even if the sale takes place after full disclosure and without the use of any inside information.

The liability of a Section 16 reporting person under Section 16(b) of the 1934 Act is only to the Company itself. The Company, however, cannot waive its right to short-swing profits, and any Company stockholder can bring suit in the name of the Company. In this connection it must be remembered that reports of ownership filed with the SEC on Form 3, Form 4 or Form 5 pursuant to Section 16(a) (discussed above) are readily available to the public, and certain attorneys carefully monitor these reports for potential Section 16(b) violations. In addition, liabilities under Section 16(b) may require separate disclosure in the Company’s annual report to the SEC on Form 10-K or its proxy statement for its annual meeting of stockholders. No suit may be brought more than two

(2) years after the date the profit was realized. However, if the Section 16 reporting person fails to file a report of the transaction under Section 16(a), as required, the two (2) year limitation period does not begin to run until after the transactions giving rise to the profit

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have been disclosed. Failure to report transactions and late filing of reports require separate disclosure in the Company’s proxy statements.

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Officers and directors should consult the attached “Short-Swing Profit Rule Section 16(b) Checklist” attached hereto as ATTACHMENT A in addition to consulting with the Compliance Officer prior to engaging in any transactions involving the Company’s securities (see Section IV(A) below), including without limitation, the Company’s Stock, stock options or warrants.

3.	Short Sales Prohibited Under Section 16(c).

Section 16(c) of the 1934 Act absolutely prohibits insiders from making short sales of the Company’s Stock, i.e., sales of shares which the insider does not own at the time of sale or sales of the Company’s Stock against which the insider does not deliver the shares within twenty (20) days after the sale. Under certain circumstances, the purchase or sale of put or call options, or the writing of such options, can result in a violation of Section

16(c). Insiders violating Section 16(c) face criminal liability.

The Compliance Officer should be consulted if you have any questions regarding reporting obligations, short-swing profits or short sales under Section 16.

H.	Prohibition of Records Falsifications and False Statements.

Section 13(b)(2) of the 1934 Act requires companies subject to the 1934 Act to maintain proper internal books and records and to devise and maintain an adequate system of internal accounting controls. The SEC has supplemented the statutory requirements by adopting rules that prohibit (1) any person from falsifying records or accounts subject to the above requirements and (2) officers or directors from making any materially false, misleading or incomplete statement to any accountant in connection with any audit or filing with the SEC. These provisions reflect the SEC’s intent to discourage officers, directors and other persons with access to the Company’s books and records from taking action that might result in the communication of materially misleading financial information to the investing public.

IV.	STATEMENT OF PROCEDURES PREVENTING INSIDER TRADING.

The following procedures have been established, and will be maintained and enforced, by the Company to prevent insider trading. Every officer, director, employee and Subject Contractor is required to follow these procedures.

A.	Identifying Material, Non-Public Information.

Prior to directly or indirectly trading any security of the Company, every officer, director, employee and Subject Contractor is required to contact the Compliance Officer (as part of the pre- clearance procedure discussed below in Section IV.D) and make an initial determination whether the Company and/or such officer, director, employee and/or Subject Contractor is in possession of material, non-public information relating to such security. In making such assessment, the explanations of “material” and “non-public” information set forth above should be of assistance. If after consulting with the Compliance Officer it is determined that the Company and/or such officer, director, employee or Subject Contractor is in possession of material, non-public information, there can be no trading of such security.

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B.	Information Relating to the Company.

1.	Access to Information.

Access to material, non-public information about the Company, including the Company’s business, clinical data or analyses, interactions with regulatory authorities, pending publication of scientific/clinical data or results, earnings or prospects, should be limited to officers, directors, employees and Subject Contractors of the Company on a need-to- know basis. In addition, such information should not be communicated to anyone outside the Company under any circumstances (absent prior approval by the Compliance Officer and execution of an appropriate confidentiality agreement) or to anyone within the Company other than on a need-to-know basis.

In communicating material, non-public information to employees of the Company, all officers, directors, employees and Subject Contractors must take care to emphasize the need for confidential treatment of such information and adherence to the Company’s policies with regard to confidential information.

2.	Inquiries from Third Parties.

Inquiries from third parties, such as industry analysts or members of the media, about the Company should be directed to the Compliance Officer or his/her designee.

C.	Limitations on Access to the Company Information.

The following procedures are designed to maintain confidentiality with respect to the Company’s information, business operations and activities.

1.	All officers, directors, employees and Subject Contractors should take all steps and precautions necessary to restrict access to, and secure, material, non-public information by, among other things:
●	Maintaining the confidentiality of Company related information;
●	Conducting their business and social activities so as not to risk inadvertent disclosure of confidential information. Review of confidential documents in public places should be conducted so as to prevent access by unauthorized persons;
●	Restricting access to documents and files (including computer files) containing material, non-public information to individuals on a need-to- know basis (including maintaining control over the distribution of documents and drafts of documents);
●	Promptly removing and cleaning up all confidential documents and other materials from conference rooms following the conclusion of any meetings;
●	Disposing of all confidential documents and other papers, after there is no longer any business or other legally required need, through shredders when appropriate;

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●	Restricting access to areas likely to contain confidential documents or material, nonpublic information; and
●	Avoiding the discussion of material, non-public information in places where the information could be overheard by others, such as in elevators, restrooms, hallways, restaurants, airplanes or taxicabs.
2.	Personnel involved with material, non-public information, to the extent feasible, should conduct their business and activities in areas separate from other Company activities.
D.Pre-Clearance of Trades by Officers, Directors, Employees and Subject Contractors.

To provide assistance in preventing inadvertent violations of applicable securities laws and to avoid the appearance of impropriety in connection with the purchase and sale of the Company securities, except as set forth in the paragraph below, all transactions in Company securities (including without limitation, acquisitions and dispositions of the Company’s Stock, the exercise of stock options, the sale of the Company’s Stock issued upon the exercise of stock options or the vesting of restricted stock units or restricted stock and the sale of the Company’s Stock purchased under the ESPP) by officers, directors, employees and Subject Contractors must be pre-cleared by the Compliance Officer. A request for pre- clearance should be submitted to the Compliance Officer at least two (2) business days in advance of the proposed transaction.

Additionally, except as set forth in Section II.D. above, neither the Company nor any of its officers, directors, employees or Subject Contractors may trade in any securities of the Company during the Black-Out Period, unless authorized by the Compliance Officer. Also, please consult the “Insider Trading Reminders” attached hereto as ATTACHMENT B.

The requirement for pre-clearance as set forth in the above paragraph does not apply to the following transactions:

●	the vesting of restricted stock units or restricted stock;
●	purchases of the Company’s Stock under the ESPP on periodic designated dates in accordance with the ESPP;
●	purchases of Company Stock under on periodic designated dates in accordance with the Directors’ Compensation Policy; and
●	transactions effected under an approved Rule 10b5-1 Trading Plan as set forth in Section V below.

All other transactions in Company securities, including the exercise of stock options, are subject to pre- clearance as set forth in the above paragraph. A request for pre-clearance must be made in writing, preferably by submission of a completed Request for Pre-Clearance in the form of ATTACHMENT C to this Policy. Pre-cleared transactions should be effected promptly. Requestors are required to refresh the request for pre-clearance if a pre-cleared transaction is not effected within five business days after pre- clearance is received.

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Furthermore, requestors must immediately notify the Chief Compliance Officer following the execution of any transaction.

E.	Avoidance of Certain Aggressive or Speculative Trading.

Officers, directors, employees and Subject Contractors, and their respective family members (including spouses, minor children or any other family members living in the same household), as applicable, may not directly or indirectly participate in transactions involving trading activities which by their aggressive or speculative nature cause or even give the appearance of an impropriety, such as, for example, those listed in Nos. 1 and 2 below. If you are uncertain whether your proposed transaction may implicate these prohibitions, please contact the Compliance Officer for pre-approval.

1.	PROHIBITION OF SPECULATIVE TRADING/HEDGING. All directors,

officers, employees and Subject Contractors are prohibited from engaging in short sales; transactions in put or call options, hedging or monetization transactions; or other inherently speculative transactions with respect to the securities of the Company at any time.

2.	PROHIBITION ON PLEDGING. All directors, officers, employees and Subject Contractors are prohibited from holding any securities of the Company in a margin account or otherwise pledging any securities of the Company as collateral for any loan.
V.	RULE 10B5-1 TRADING PLANS.
A.	Overview.

SEC Rule 10b5-1 (“Rule 10b5-1”) protects directors, officers and employees from insider trading liability under Rule 10b5-1 for transactions under a previously established contract, plan or instruction to trade the Company’s Stock (a “Trading Plan”) entered into in good faith (and acted on in good faith for the duration of the Trading Plan) and in accordance with the terms of Rule 10b5-1 of the 1934 Act and all applicable state laws and shall be exempt from the trading restrictions set forth in the Policy. The initiation of, and any modification to, any such Trading Plan will be deemed to be a transaction in the Company’s securities and such initiation or modification is subject to all limitations and prohibitions of transactions involving the Company’s securities. Each such Trading Plan, and any modification thereof, shall be submitted to and pre-approved by the Compliance Officer, or such other person as the Company’s Board of Directors may designate from time to time (the “Authorizing Officer”), who may impose such conditions on the implementation and operation of the Trading Plan as the Authorizing Officer deems necessary or advisable. Without limiting the generality of the foregoing, the Authorizing Officer may prescribe certain forms of Trading Plans to which each Trading Plan must conform. The Authorizing Officer may also require that Trading Plans be arranged with a specified broker. However, compliance of the Trading Plan to the terms of Rule 10b5-1 and the execution of transactions pursuant to the Trading Plan are the sole responsibility of the person initiating the Trading Plan, not the Company or the Authorizing Officer.

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Rule 10b5-1 presents an opportunity for insiders to establish arrangements to sell (or purchase) the Company’s Stock without the restrictions of windows and blackout periods even when there is undisclosed material information (subject to the cooling-off period described below). A Trading Plan might also help reduce negative publicity that may result when key executives sell the Company’s Stock. Rule 10b5-1 only provides an “affirmative defense” in the event there is an insider-trading lawsuit. It does not prevent someone from bringing a lawsuit.

A director, officer and employee may enter into a Trading Plan that outlines a pre-set plan for trading of the Company’s Stock, including the exercise of stock options only when he or she is not in possession of material, non-public information, and only during an open trading window period outside of the Black-Out Period and cooling-off period described below. Although transactions effected under a Trading Plan will not require further pre-clearance at the time of the trade, any transaction (including the quantity and price) made pursuant to a Trading Plan of a Section 16 reporting person must be reported to the Company promptly on the day of each trade to permit the Company’s Section 16 filing coordinator to assist in the preparation and filing of a required Form 4. Form 4 and Form 5 filers must also indicate by checkbox if a reported transaction was made under a plan that is intended to satisfy the “affirmative defense” conditions of Rule 10b5-1(c) and the date of the adoption of such plan.

From time to time, for legal or other reasons, the Authorizing Officer may direct that purchases and sales pursuant to any Trading Plan be suspended or discontinued. Failure to discontinue purchases and sales as directed shall constitute a violation of the terms of this Section V and result in a loss of the exemption set forth herein.

Prohibition Against Multiple, Overlapping Plans

A director, officer or employee may only enter into one Trading Plan at a time.

Director and Officer Representations

Directors and officers must include a representation in their Trading Plan certifying, at the time of the adoption of a new or modified Trading Plan, that: (1) they are not aware of material nonpublic information about the Company or its securities; and (2) they are adopting the plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5.

Cooling-Off Period

Trades pursuant to a Trading Plan made by an executive officer or director may occur at any time, subject to the following waiting period, whichever is later, (i) a 90 day waiting period after the adoption or material modification of the Trading Plan during which time no transactions under the Trading Plan can be made; or (ii) two business days following the Company’s disclosure of financial results in in a Form 10-Q, Form 10-K, or Form 8-K for the fiscal quarter during which the plan was adopted or materially modified (in any event, subject to a maximum cooling-off period of 120 days following a plan adoption or modification) before any trading can commence under the adopted or modified Trading Plan.

Trades pursuant to a Trading Plan made by employees that are non-executive officers may occur at any time, subject to a 30 day waiting period after the adoption or material modification of the Trading Plan, during which time no transactions under the Trading Plan can be made.

Trading Plan modifications that do not change the sales or purchase prices or price ranges, the

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amount of securities to be sold or purchased, or the timing of transactions under a Trading Plan (such as

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an adjustment for stock splits or a change in account information) will not trigger a new cooling-off period.

Please review the following description of how a Trading Plan works.

Pursuant to Rule 10b5-1, an individual’s purchase or sale of securities will not be “on the basis of” material non-public information if:

●	First, before becoming aware of the information, the individual enters into a binding contract to purchase or sell the securities, provides instructions to another person to sell the securities or adopts a written plan for trading the securities in good faith (i.e., the Trading Plan).
●	Second, the Trading Plan must either:
°	specify the amount of securities to be purchased or sold, the price at which the securities are to be purchased or sold and the date on which the securities are to be purchased or sold;
°	include a written formula or computer program for determining the amount, price and date of the transactions; or
°	prohibit the individual from exercising any subsequent influence over the purchase or sale of the Company’s Stock under the Trading Plan in question.
●	Third, the purchase or sale must occur pursuant to the Trading Plan and the individual must not enter into a corresponding hedging transaction or alter or deviate from the Trading Plan.
B.	Revocation/Amendments to Trading Plans.

Revocation of Trading Plans (which includes terminations of Trading Plans) should occur only in unusual circumstances, and the effectiveness of any revocation of a Trading Plan will be subject to the prior review and approval of the Authorizing Officer. If an individual revokes a Trading Plan, then the individual may not enter into a new Trading Plan until thirty (30) days after termination of the Trading Plan or such longer period as the Authorizing Officer may determine in his or her discretion. Such new Trading Plan can be executed only when the individual is not in possession of material non-public information, and during a trading window period outside of a Black-Out Period. In addition, transactions pursuant to such new Trading Plan will be subject to the respective cooling-off period.

Each Trading Plan must contain provisions allowing the Company to revoke or suspend a Trading Plan. Circumstances under which Trading Plans may be revoked or suspended include the announcement of a merger or the occurrence of an event that would cause the transaction either to violate applicable law or to have an adverse effect on the Company. The Authorizing Officer or administrator of the Company’s stock plans is authorized to notify the applicable broker in such circumstances.

Amendments to Trading Plans, which for these purposes would include any modifications to or voluntary suspensions of Trading Plans, should be made in only very limited circumstances and should be avoided if possible. Any amendment to a Trading Plan will be subject to the prior review and approval of the Authorizing Officer. Any amendment to a Trading Plan can be effected only when the individual is not in possession of material non-public information, and during a trading window period outside of a

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Black-Out Period. In addition, transactions pursuant to such amended Trading Plan will be subject to the respective cooling-off period (or such longer period as the Authorizing Officer may determine in his or her discretion) during which time no transactions under the amended Trading Plan can be made.

C.	Discretionary Plans.

Discretionary Trading Plans, where the discretion or control over trading is transferred to a broker, are permitted if (i) pre-approved by the Authorizing Officer, (ii) the officer, director, or employee may not exercise influence over the broker’s trading decisions and (iii) the broker may not be in possession of any Company material non-public information.

The Authorizing Officer of the Company must pre-approve any Trading Plan, arrangement or trading instructions, etc., involving potential sales or purchases of the Company’s Stock or stock option exercises, including but not limited to, blind trusts, or limit orders. The actual transactions effected pursuant to a pre-approved Trading Plan will not be subject to further pre-clearance for transactions in the Company’s Stock once the Trading Plan or other arrangement has been pre-approved.

D.	Reporting (if required).

SEC Form 144 (“Form 144”) will be filled out and filed by the individual/brokerage firm in accordance with the existing rules regarding Form 144 filings. A footnote at the bottom of the Form 144 should indicate that the trades “are in accordance with a Trading Plan that complies with Rule 10b5-1 and expires  .” For Section 16 reporting persons, Form 4s should be filed before the end of the second (2nd) business day following the date that the broker, dealer or plan administrator informs the individual that a transaction was executed, provided that the date of such notification is not later than the third (3rd) business day following the trade date. A similar footnote should be placed at the bottom of the Form 4 as outlined above.

E.	Stock Options.

Cash exercise of stock options currently can be executed at any time. Same day sales exercises of stock options are subject to trading windows. However, the Company will permit same day sales under Trading Plans. Once a broker determines that the time is right to exercise the stock option and dispose of the shares in accordance with the Trading Plan, the broker will notify the Company in writing and the administrator of the Company’s stock plans will process the transaction. The insider should not be involved with this type of same day sale exercise.

F.	Trades Outside of a Trading Plan.

During an open window, trades which differ from Trading Plan instructions that are already in place are allowed as long as the Trading Plan continues to be followed.

The Trading Plans do not exempt the Section 16 reporting person from the Section 16 six

(6) month short-swing profit rules or liability.

G.	Disclosures.

The Company will make quarterly disclosures regarding the adoption, material modification and termination of Trading Plans and certain other written trading arrangements by the Company’s directors

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and officers for the trading of its securities, including the material terms (other than the pricing terms) of such arrangements. The Company will also make an annual disclosure in its annual reports or in the

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annual meeting proxy statement whether it has adopted insider trading policies and procedures and include such policies in its Form 10-K. The Company will also provide certain tabular and narrative disclosures regarding awards of options close in time to the release of material nonpublic information and related policies and procedures. The Company may also make public announcements or respond to inquiries from the media as transactions are made under a Trading Plan.

H.	Pledging the Company’s Stock to Secure Margin of Other Loans.

The Company does not permit officers or directors to pledge the Company’s Stock or securities as collateral to secure loans. Such pledges also cannot be carried out through a Trading Plan. The Trading Plan must be consistent with Section IV E above.

I.	Put and Call Options and other Hedging Transactions.

Put and call options and other hedging transactions will not be permitted under a Trading Plan. In fact, such transactions outside of a Trading Plan may destroy the protection afforded by a Trading Plan. The Trading Plan must be consistent with Section IV E above.

J.	Policy Takes Precedence.

In the event of any conflict between this Policy and any Trading Plan, this Policy shall control, to the extent the Trading Plan would permit activities otherwise prohibited by this Policy.

VI.	EXECUTION AND RETURN OF CERTIFICATION OF COMPLIANCE.

After reading this policy statement all officers, directors, employees and Subject Contractors should execute and return to a Compliance Officer the applicable Certification of Compliance form attached hereto as ATTACHMENT D, ATTACHMENT E or ATTACHMENT F.

Adopted: November 21, 2023

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Attachment A

SHORT-SWING PROFIT RULE SECTION 16(b) CHECKLIST

Note: ANY combination of PURCHASE AND SALE or SALE AND PURCHASE within six (6) months of each other results in a violation of Section 16(b), and the “profit” must be recovered by the Company. It makes no difference how long the shares being sold have been held or that you are an insider for only one of the two matching transactions. The highest priced sale will be matched with the lowest priced purchase within the six (6) month period.

SALES

If a sale is to be made by an officer, director or 10% stockholder (or any family member living in the same household):

1.	Have there been any purchases by the insider (or family members living in the same household) within the past six (6) months?
2.	Have there been any stock option exercises within the past six (6) months?
3.	Are any purchases (or stock option exercises) anticipated or required within the next six

(6) months?

4.	Has a Form 4 been prepared?

Note: If a sale is to be made by an affiliate of the Company and unregistered stock is to be sold, has a Form 144 been prepared and has the broker been reminded to sell pursuant to Rule 144?

PURCHASES AND STOCK OPTION EXERCISES

If a purchase or stock option exercise for stock is to be made:

1.	Have there been any sales by the insider (or family members living in the same household) within the past six (6) months?
2.	Are any sales anticipated or required within the next six (6) months (such as tax- related or year-end transactions)?
3.	Has a Form 4 been prepared?

BEFORE PROCEEDING WITH A PURCHASE OR SALE, CONSIDER WHETHER YOU ARE AWARE OF MATERIAL, NON-PUBLIC INFORMATION WHICH COULD AFFECT THE PRICE OF THE STOCK.

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Attachment B

INSIDER TRADING REMINDERS

Before engaging in any transaction in the Company’s securities, please read the following:

Both the federal securities laws and the Company’s policy prohibit transactions in the Company’s securities at a time when you may be in possession of material information about the Company which has not been publicly disclosed. This also applies to members of your household as well as all others whose transactions may be attributable to you.

Material information, in short, is any information which could affect the price of the securities. Either positive or negative information may be material. Once a public announcement has been made, you should wait until the information has been made available to the public for at least twenty-four (24) hours before engaging in any transaction.

Except as set forth in Section II.D. of our Insider Trading Compliance Policy and except for transactions effected under an approved Rule 10b5-1 Trading Plan as described in Section V of our Insider Trading Compliance Policy, neither the Company nor any of its officers, directors, employees or Subject Contractors may trade in any securities of the Company during the period beginning on the last trading day of the fiscal quarter and ending two (2) full trading days after the public release of earnings data or quarterly/annual report whether or not the Company or any of its officers, directors, employees or Subject Contractors is in possession of material, non-public information, unless authorized by the Compliance Officer.

Important: All transactions by officers, directors, employees and Subject Contractors must be pre-cleared with the Compliance Officer, except as specifically noted in Section IV.D. of our Insider Trading Compliance Policy.

For further information and guidance, please refer to our Insider Trading Compliance Policy and do not hesitate to contact the Compliance Officer.

ALL TRANSACTIONS IN HELIUS MEDICAL TECHNOLOGIES, INC. SECURITIES BY OFFICERS, DIRECTORS, EMPLOYEES AND SUBJECT CONTRACTORS MUST BE PRE- CLEARED BY THE COMPLIANCE OFFICER.

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Attachment C

Request for Pre-Clearance*

For pre-clearance to transact in Company Securities.

Upon executing a transaction, directors, officers and employees must immediately notify the Company.

Transaction Vehicle (check one)		Transaction Initiated By (check one)

◻	Open Market Transaction	◻	Employee or immediate family member directly
◻	Equity Compensation Plan	◻	Court or government decree (e.g., divorce decree)
◻	Other (specify):	◻	Broker (provide name, firm, telephone and e-mail):

Type of Transaction (check one)
◻	Purchase or acquire common stock
◻	Sell or dispose of common stock
◻	Move Company Securities from one account to another (e.g., in or out of a trust)
◻	Dispose of fractional shares
◻	Pledge Company Securities for margin account, or otherwise
◻	Exercise options without subsequent sale
◻	Exercise options with subsequent sale (e.g., a “cashless exercise”)
◻	Other (describe):

Transaction Detail (provide the following information)
Number of securities:

Estimated share price:

Contemplated execution date:

Date of your last “opposite way” transaction**:

Certification

I certify that I have fully disclosed the information requested in this form, I have read the Helius Medical Technologies, Inc. Insider Trading Policy, I am not in possession of material nonpublic information, and to the best of my knowledge and belief the proposed transaction will not violate the Helius Medical Technologies, Inc. Insider Trading Compliance Policy.

Signature:

Print Name:

Date:

* Capitalized terms used but not defined herein have the meanings ascribed to them in the Helius Medical Technologies, Inc. Insider Trading Compliance Policy.

** If a Section 16 insider buys and sells (or sells and buys) Company Securities within a six-month time frame and such transactions are not exempt under SEC rules, the two transactions can be “matched” for purposes of Section 16. The insider may be sued and will be strictly liable for any profits made, regardless of whether the insider was in possession of material nonpublic information.

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Attachment D

Outside Directors

CERTIFICATION OF COMPLIANCE

TO:Compliance Officer

FROM:

RE:INSIDER TRADING COMPLIANCE POLICY OF HELIUS MEDICAL TECHNOLOGIES, INC.

I have received, reviewed and understand the above-referenced Insider Trading Compliance Policy and hereby undertake, as a condition to my present and continued affiliation with Helius Medical Technologies, Inc., to comply fully with the policies and procedures contained therein.

I hereby certify that to the best of my knowledge I have complied, and I will henceforth comply fully with all policies and procedures set forth in the above-referenced Insider Trading Compliance Policy.

SIGNATURE	DATE

TITLE

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Attachment E

Officers, Management Directors & Employees

CERTIFICATION OF COMPLIANCE

TO:Compliance Officer FROM:

RE:INSIDER TRADING COMPLIANCE POLICY OF HELIUS MEDICAL TECHNOLOGIES, INC.

I have received, reviewed and understand the above-referenced Insider Trading Compliance Policy and hereby undertake, as a condition to my present and continued employment at Helius Medical Technologies, Inc., to comply fully with the policies and procedures contained therein.

I hereby certify that to the best of my knowledge I have complied, and I will henceforth comply fully with all policies and procedures set forth in the above-referenced Insider Trading Compliance Policy.

SIGNATURE	DATE

TITLE

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Attachment F

Consultants, Contractors

CERTIFICATION OF COMPLIANCE

TO:Compliance Officer

FROM:

RE:INSIDER TRADING COMPLIANCE POLICY OF HELIUS MEDICAL TECHNOLOGIES, INC.

The above named consultant or contractor to Helius Medical Technologies, Inc. has received, reviewed and understands the above-referenced Insider Trading Compliance Policy and hereby undertakes, as a condition to his, her or its present and continued consulting or other contractual relationship with Helius Medical Technologies, Inc., to comply fully with the policies and procedures contained therein.

The above named consultant or contractor hereby certifies that to the best of his, her or its knowledge such consultant or contractor has complied and will henceforth comply fully with all policies and procedures set forth in the above-referenced Insider Trading Compliance Policy.

SIGNATURE	DATE

NAME

TITLE

49444290

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